Exhibit 5.1
June 29, 2007
Double Eagle Petroleum Co.
777 Overland Trail
Casper, Wyoming 82602
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to Double Eagle Petroleum Co., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 21, 2007, a revised prospectus supplement, dated June 25, 2007, a revised prospectus supplement, dated June 28, 2007 (collectively, “Prospectus Supplements”), to the prospectus, dated December 15, 2006 (the “Base Prospectus”, and together with the Prospectus Supplements, the “Prospectus”), included as part of the Registration Statement (File No. 333-139012) on Form S-3 (the “Registration Statement”) filed by the Corporation under the Securities Act, relating to the offering by the Corporation of up to 1,610,000 shares of 9.250% Series A Preferred Stock, $0.10 par value per share (the “Series A Preferred Stock”), of the Corporation. The shares of Series A Preferred Stock will be sold pursuant to an Underwriting Agreement, dated June 29, 2007 (the “Underwriting Agreement”), between the Corporation and Ferris, Baker Watts, Incorporated.
We have been requested to render our opinion as special counsel as to the validity of the Series A Preferred Stock. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.
Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Series A Preferred Stock, when issued, delivered and sold by the Corporation against payment therefore in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Double Eagle Petroleum Co.
June 29, 2007

We express no opinion as to the laws of any jurisdiction other than the State of Maryland and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus included therein.
Very truly yours,
/s/ Patton Boggs LLP